Exhibit 99.1

TENFOLD CORPORATION

Moderator: Robert Hughes

August 1, 2006

4:00 pm CT

Coordinator:	Welcome to the TenFold Corporation Q2 Financial Results teleconference. At the request of TenFold Corporation this conference is being recorded for instant replay purposes. As a reminder, following today’s presentation we’ll be conducting a question and answer session. At that time you may press Star 1 on your touchtone phone if you have a question.

At this time I would like to turn the conference over to Mr. Robert Hughes, Chief Financial Officer and Chief of Staff. Sir may you begin.

Robert Hughes:	Thank you. Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Chief Financial Officer and Chief of Staff. Joining me today is our Chairman, President, and CEO Robert Felton.

Today we filed our Form 10-Q for Q2 with the SEC and issued a press release describing our financial results. You can find the press release posted on our web site and financial sites like Yahoo Finance and MSN Money. On today’s call Bob will review our results and sales and other activities and then take your questions.

As we share information today to help you better understand our business it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations, or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act.

TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC including but not limited to our most recent reports on Form 10-K, 10-Q, and 8-K.

Now I would like to take just a few moments to summarize our financial results for you. For the second quarter we reported revenues of $710,000, an operating loss of $1.7 million, and a net loss of $1.7 million. For the six months ended June 30 we reported revenues of $1.3 million, an operating loss of $3.6 million, a net loss of $3.6 million, and a net loss applicable to common shareholders of $5.3 million.

The net loss applicable to common shareholders is after reflecting a non-cash deemed dividend of $1.8 million related to the warrants issued with preferred stock and the beneficial conversion feature on the preferred stock from our capital raising transaction in March.

2006 is our first year for implementing the new stock option accounting rules. Our operating expenses include stock option related charges of $360,000 for the second quarter and $862,000 for the first six months of this year. Our Q2 ending cash balance was $3.2 million. Please see our 10-Q for more information. Now let me turn the call over to Bob for an update on sales and other activities.

Robert Felton:	Well thank you for joining our conference call today. We continue making steady progress and I want to share that with you today. As you may remember from my last conference call we reported that we had completed our financing, the first of the two major tasks that we had to do, and we’re in the process of rekindling our sales the second task.

I am pleased to report that we have started doing business again with several of our major customers, Allstate and J.P. Morgan Chase, and we have also closed two new customers and a significant new project with one of our other existing customers.

Our new customers are a biotech company where we’re building a key therapy scheduling application. This is nearly completed and we’ll be helping them put this system into production in August. This is an important win for us in that we were able to show our technology and the company and that we were much more responsive than that of the company who had designed the system in the first place.

We also expect that after the company puts this first application into production that they will continue to use our technology until they eventually transform most of their existing applications and build their new applications in Enterprise TenFold SOA.

Second, for a medical insurance services company we’re building a proposal generation and tracking system. This firm had looked at external systems and could not find anything that met their particular needs. They investigated internal development and judged that the timeframe for developing this application in traditional methods was going to be too long and expensive.

As they explored our offerings and as we demonstrated our technologies, they became convinced that we could deliver the TenFold increase in productivity that we advertise. We signed this contract last week and we’ll be delivering this application early in the fourth quarter.

They too have indicated that as long as this project goes well they plan on continuing to use our technology to transform a number of their legacy applications and believe that they can get significant competitive advantage through that activity.

Third, for one of our long term customers, a wholly owned subsidiary of a very large healthcare services organization, we started another project last week. This customer needed an application and development platform that could support their rapidly growing healthcare intelligence business both online and in print.

They had experience with Enterprise TenFold SOA and knew that they could build their content management and other applications faster and with more features and functionality than with traditional technologies.

For their new project they had an existing functional application that had performed inefficiently with some online processes taking minutes. They decided to use Enterprise TenFold SOA as their platform to replace the existing application and are already seeing performance improvements.

These three contracts, all of which closed in the last three months, are assuring us that our messaging is correct, our pricing competitive, and our value proposition extremely persuading. We are pleased with the confidence that these firms have shown in our ability to deliver and we’re already demonstrating that we’re serious about our new mantra of delighting our customers.

An example of that is the biotech company which had a need to expand their scope beyond the original agreement. Because of our extremely rapid applications development, (XRAD), it took our consultants only one additional week to implement the new requirement and we still came in under budget which of course delighted this new customer.

That is not to say we’re out of the woods yet which I define as positive cash flow. But we are closer than we were when I took over eight months ago. I’m cautiously optimistic that by continuing to delight our existing customer base with our software and services and by using our strong value proposition to close business with new customers that we will improve our cash flow markedly.

On another front, we’re about to release our Enterprise TenFold SOA Personal Edition, a copy of which anyone will be able to download free off our web site. We grant up to a five person use license with this software so that individuals can develop meaningful applications to get real world experience with our technology. We believe that this will accelerate the acceptance of our SOA technology even more as people try it out and discover the amazing capabilities that it brings to the development process.

As I noted in our last call and I repeat here for emphasis, we have positioned ourselves appropriately in the mainstream of service oriented architecture or SOA and are totally compatible with J2EE and .NET. The thing we do differently is that we produce web services automatically without writing code.

When we asked the question why write code when you can just define your application to the TenFold dictionary and our rendering engine automatically produce the application and with (AJAX) functionality automatically included, we find there’s not a persuasive answer to do something different.

While others develop prototypes before they start building applications, we actually build the real application with the user and skip all the steps in between. We have a process where we work directly with the user to get to their real requirements. And as we do that we actually produce the application, not a prototype.

This allows us to deliver on our value proposition of building applications ten times faster and at 1/10 of the cost of traditional development as well as allowing us to significantly reduce the cost of ongoing maintenance.

We continue to believe that application vendors such as Oracle and SAP are doing an injustice to the industry by forcing them to conform to the vendor’s idea of good business practice. We on the other hand deliver on the SOA promise of agility and reusability, allowing businesses to easily put their best practices in place. Thus we allow our customers to avoid what I call the “shadow IT department” that exists in most major corporations.

These are where the data stored in Oracle and SAP are extracted to data farm and then a professional is required to write programs to put the data in a form that they can use. So in most companies you have formal IT departments and then the shadow IT department made up of the most expensive programmers the professional uses. We do not believe that this is how a system should serve the end user and we have the ability to do this differently.

As I also indicated last time we continue to update our web site and our collateral through both our new positioning and the strength of our options. We have simplified our marketing message and streamlined our sales process. Our business development activity has shown a marked increase in interest and we have developed and are pursuing a strong pipeline of prospects. All of this effort is starting to produce the results that I mentioned earlier.

To repeat, we have closed new business with two new customers and three of our major ongoing customers and expect to continue to expand business with all of these customers and the new ones as we delight them with our performance.

Thus after almost eight months on the job, I can most assuredly state that although it is taking longer than I had originally hoped, our sales engine is beginning to take hold. The company continues to have high morale. Everyone understands that they are to delight their customers and use their best judgment and are doing so.

We’re working hard to continue to improve our technology. We have a clean and stronger balance sheet. Our consultants are becoming busier with billable work and our support staff are continuing their fine support of our production customers.

To close, I want to state that my faith and my belief in this company and its amazing technology is unwavering and that I know that we have a strong company with a proud and amazingly capable work force who are delivering on the promise of Enterprise TenFold SOA today. With that I conclude the remarks and we are pleased to take questions.

Coordinator:	Thank you. At this time participants, if you would like to ask a question simply press Star 1 on your phone keypad. You will be prompted to record your name for announcement purposes after pressing Star 1. Once again participants, if you would like to ask a question simply press Star 1. We have a question, one moment. And our first question comes from (Mark Rosenblatt), (Rationalwave).

(Mark Rosenblatt):	Hi guys. How much cash did you burn in the quarter and how much cash do you have left and how much cash do you think you’ll have at the end of this quarter?

Robert Felton:	Rob would you answer that please?

Robert Hughes:	Yes, sure Bob, I’d be happy to. At the end of the quarter we had $3.2 million in cash, the change in cash for the quarter was $1.9 million. And our current cash balance, assuming we had no further sales, will take us into sometime in the fourth quarter.

(Mark Rosenblatt):	You’re saying - what does that mean, no further sales?

Robert Hughes:	If we assume no new sales and just at our current burn rate, our current cash balance would take us into the fourth quarter. And of course we’d hope to have new sales.

(Mark Rosenblatt):	You burn - let’s go through that again. You burned $1.9 million in Q2.

Robert Hughes:	That’s right.

(Mark Rosenblatt):	All right, you’re entering Q3 with how much again?

Robert Hughes:	$3.2 million.

(Mark Rosenblatt):	$3.2 million, so you think your revenues - do you think the balance of cash - will you burn another $1.9 million in Q3?

Robert Hughes:	I don’t want to comment on Q3 by itself but just that at our current burn rate I can see us getting into Q4.

Robert Felton:	Hey (Mark), well into Q4. So we aren’t providing you a projection but, you know, if you add two and two you’ll see that we’ve obviously closed enough business to not have to burn through all that cash in Q3. So we’re getting better. This is Bob. We’re getting better and, you know, we’re still not at positive cash flow but that’s what we’re working on and …

(Mark Rosenblatt):	(Unintelligible).

Robert Hughes:	What was that (Mark)?

(Mark Rosenblatt):	What’s accounts receivable?

Robert Hughes:	$250,000 at the end of the quarter.

(Mark Rosenblatt):	Not a lot of money there to get. Okay can you …

Robert Felton:	The other thing is we’re getting paid as we go.

(Mark Rosenblatt):	Can you give a sort of mix of revenues between license and services?

Robert Hughes:	It’s primarily services still with a little bit of license with the new projects that Bob talked about.

(Mark Rosenblatt):	All right, are there license revenues assuming that these services hit certain milestones that occur where things actually roll out into production or anything?

Robert Hughes:	Typically these deals include what we call a processor based license as well as services but the services are the larger component of the project.

(Mark Rosenblatt):	So if you finish these things that you’re working on now and they roll into production there’s not additional revenue?

Robert Felton:	No, this is Bob. Let me answer that. Basically what we have done is we have some customers now both existing and new who are beginning to talk the way that they should, which is what I tried to say in the prepared statement there which is, you know, we’ve got a pretty significant application, we’ll put it in production. If this all works and we’re getting the types of reduction in costs that we expect we’ll continue to use you which will continue to mean more licenses and more services.

(Mark Rosenblatt):	Okay so if things roll into production you’ve got nothing more from that application but you hope to get more from new applications and new services that you do.

Robert Felton:	Right and those are discussions we have had and sort of pricing we have done to get these people started and so I would expect us to be able to continue that, rolling that out.

(Mark Rosenblatt):	Would you say that you’re sort of a services company (unintelligible), not actually a license software company?

Robert Felton:	Yeah not at this point. My strategy when I took over was I’ve got to get enough consulting services to carry the company and we’ll begin to get licenses building. And then once we’ve done that to sort of get enough revenue in to get positive cash flow. Then we can focus more on being a technology company.

But for right now it takes our help to help these people realize the benefits of our technology. And once they begin to get - and with this one company, this one that we’re doing our third contract with, is now beginning to get a qualified staff and their intent is to use less services and build more stuff which will give us more licenses.

(Mark Rosenblatt):	How is, I mean, if they move to give you more license fee, the only reason they would do that is because they get - they have to pay you less to get the same amount of functionality right?

Robert Felton:	I don’t understand that statement (Mark).

(Mark Rosenblatt):	Well if the costs them, you know, $100 to get you guys to come in and build an application and then they are building up a staff, it’s because they think it will get them - they will be able to get that next application for less than $100.

Robert Felton:	No, what they’ll do is they won’t use as much of our services but they’ll have to get more processor licenses to run the application. And they understand that.

(Mark Rosenblatt):	I’m just trying to understand if there’s a multiplier revenue in the future and it doesn’t sound like there is in terms of moving off the services model and into a license model which is usually …

Robert Felton:	No I think there is. I think that’s what I’m trying to say is that if we had some number of customers all of whom didn’t require a whole bunch of professional services that were, you know, beginning to use this as a platform, then there are more and more licenses, processor licenses they’ll need because they’re going to be running more and more stuff.

(Mark Rosenblatt):	Okay let’s let it go and let’s see if anyone else has questions.

Robert Felton:	Hey thanks for the questions (Mark).

Coordinator:	Thank you. Our next question comes from (Patrick Kennedy), Kenco Investments.

(Patrick Kennedy):	Hello.

Robert Felton:	Hello.

(Patrick Kennedy):	Hello, was that last caller a competitor?

Robert Felton:	No.

(Patrick Kennedy):	He didn’t want to hear any of the answers. I’ll be brief. I am an ordinary guy that builds homes in Southern California that by some reason, I can’t quite put my finger on it, I have almost $1 million invested in TenFold of which I don’t have a great many millions to see one go away. So this is all good news to me.

And the reason I ended up with such an overweighted position in TenFold is years ago I met some of the original people through (Bruce Tow) who sat me down and explained to me what you wanted to do. And although I could not at the time or now comprehend how you do it, I understood that this simplified a problem that a great many companies in this country and around the world have.

And I equate it very simply to the way Microsoft and Apple made it easy for an ordinary guy to use a computer. And so I bought on to this and I invested heavily in it.

And for the last few years it didn’t look like it was a good move. But today I am somewhat validated and relieved and very much appreciative of all the people at TenFold that are working hard so that I don’t look dumb.

Robert Felton:	Well that’s a great comment because, you know, I just recently put a couple million in it myself. This is Bob. So we better not be dumb, right?

(Patrick Kennedy):	Well, you know, I never thought I was but, you know, the last couple of years have been tough. Your emergence is welcome and keep up the good work. I think you’ve got good people and a great product and - but I do feel that there’s resistance in the industry that I didn’t anticipate.

Robert Felton:	I think you’re exactly right. One, we appreciate your investment and I really hope to get everybody to a point where they’re happy they did that. And so that’s the first thing.

The second is that we have found resistance but where we’re beginning to see that resistance go away is where the management looks and says, you know, we’ve had this .NET strategy for three years. We’ve spent all this money and we still have this big huge phantom IT department with all these people that are trying to do what our IT people were supposed to be doing and we’re not getting anywhere.

And they get frustrated with it. And those are the type of people we’re beginning to connect with. And that’s great for us and I think that, you know, we’re beginning to see that.

Also the fact that we really are this SOA, this service oriented architecture. I mean, when people begin to look into that and that’s really the newest, hottest thing that’s out there is people talking about SOA. And we have every one of the technical components to build these applications I’m talking about — security and connectivity and, you know, all this stuff that you need to do not just to build the application but actually build, you know, enterprise level qualifications - enterprise level applications.

So we’ve got all that and then we have all these what they call business components which are the things that are the pieces you - sort of like in your business you assemble the pieces to build a house. These are pieces that we have that we can assemble to build applications with. And since there’s not code in those we in fact can click them together. Because they’re just rules. If you want to change the rules, you can change the rules. And so we’re really delivering on this SOA environment today and we’re pleased about that.

If you’ll give us the - your - I’m sure Sally probably has your email address. I’ll send you an article on that that was pretty interesting.

(Patrick Kennedy):	I would appreciate that. And once again let me thank everybody there. One more comment, I always thought that the resistance that you might find is nobody gets fired for buying IBM or Oracle. But if you bought TenFold, not that it would not work out, you know, they’re pansies and they won’t do it.

Robert Felton:	Well I wouldn’t go quite that far but it certainly is difficult to take on a new environment and, you know, we see that. And we see resistance in the IT shops because they have a strategy and it’s J2EE or .NET.

The beauty is that we’re totally compatible with whatever they build. And so in today’s world if they publish those things to an enterprise service bus and if they can consume them, we can too. So anything that’s built in our technology is directly compatible with theirs through web services or other ways to connect.

And so it’s sort of taking that off the table a little bit. I mean, there’s still resistance because if we really can do this stuff ten times faster then there’s a lot of jobs that would be at risk. And we try and say, you know, the people can do other things. There’s lots of other things to do. But if they could become more efficient.

What I’m really attacking is this trend right now — not trend, it’s a rush — to put the manufacturing and software overseas where it’s cheaper. So all these big shots in India and the Philippines and what have you that have all these programmers, I think we could put them out of business if people would just say hey, I don’t need to do that. I could do my manufacturing with TenFold.

And so, you know, there’s several ways to attack this and we really do appreciate your comments though. Thank you very much and thank you for identifying yourself as a big investor in us. I hope to be able to have that come back for you.

(Patrick Kennedy):	Well, you know, I’m not afraid of losing money but I believed in the concept from the start. And you’re starting to validate that it’s going to work so thank you.

Robert Felton:	You’re welcome, thank you.

(Patrick Kennedy):	Okay, bye-bye.

Coordinator:	Thank you. And next we have (Paul Murray) of (Stay) Systems.

(Paul Murray):	Yeah hi, this is (Paul Murray). I just wanted to make a brief comment. I have a team of people that have been doing development with Power Builder and (Cybase) and their application server and they’ve been working on it for years and I really, really wish that I had been able to get a hold of a tool like this sooner.

Mr. Felton I’m one of the people that put the call out for the personal version. And I’ve been talking with Sally White and (Matthew Sacks) and reading up on all the documentation because I’m going to be one of the first people on the planet to be all over it when it comes out. And I just wanted to say that it would appear that your direction of the company, listening to the clients and saying, you know, let’s put something out that everybody can use and get some widespread adoption. I think it’s really going to pay off for you.

I’ve seen the product, I’ve been to the seminars, I am a believer. I wanted to get my hands on it and I think that this is a great way for everybody out there to get the product, use it, make some money by selling the product as a personal version, and getting it out there as a mainstream product. And I just wanted to say thanks for the commitment to getting it out there.

Robert Felton:	And we are committed and we will get it out there very soon. We want to get, you know, a couple of scripts that make it easy for people to use and we’re right in the process of getting those done right now. As soon as we get those done it’s in your hands.

So we appreciate your comments and yeah, Power Builder and that is just, you know, you’re going to be amazed at what you can do with this. So we can’t wait to get it in your hands. And I know Sally has all the information on you and is ready to get that to you.

(Paul Murray):	Great, thanks so much.

Robert Felton:	Thank you.

Coordinator:	Thank you. Once again participants, if you would like to ask a question simply press Star 1 on your phone keypad. And our next question comes from (Jonathan Can), investor.

(Jonathan Can):	Hi there. I had a couple of questions. The first one is can you comment on - you mentioned there’s two new clients and one repeat client. Could you comment on about how much revenue is going to be generated from those three?

Robert Felton:	This is Bob and no we’re not going to comment on that because then we’d get into every bit of revenue that comes in we’d have to start reporting. And that’s a problem from our CFO. So we’re going to try and do it sort of small, medium, and large, and I classify these as sort of small right now. And Rob do you want to add to that at all?

Robert Hughes:	I think that’s fine. But just one clarification, Bob mentioned two new customers and then a new project with an existing one. But he also referenced earlier some additional work for some of our larger existing customers. So it’s more than three, just to be clear.

(Jonathan Can):	Okay, the other question I had is I don’t know if you can elaborate a little bit on the new sales process, like a little bit more about, you know, where you find your leads, how you get in touch with them, how you sell to them, how you follow up with them, you know, what kind of pipeline is out there. Just some more detail on the sales process, you know, why - how and why it’s different from what it was in the past?

Robert Felton:	This is Bob. I’ll take a crack and then Sally White I think is on also. You’re there Sally aren’t you?

Sally White:	I am.

Robert Felton:	Okay and so you can kind of add a little more detail and I’ll give a little more on the broad brush. Before we were sort of going after what we call version one which was small projects where we do in a week or two sort of as a demonstration of our capabilities.

And I felt like because it was just a demonstration of capabilities that there wasn’t any real meat in it and therefore we would end up doing a few of those but because people wanted more then we’d have to start, you know, okay well you have to pay more, you get into that whole issue of rather than laying out a project and doing it and having it add value to the customer so it’s more like a demo.

And so I felt like that was not the right way to go after the market and so we decided to go after significant projects. And the customer helps define what that is. In their mind they still may be demonstration projects but they have real needs. We’re not going to just do something to demonstrate something, we’re going to do it to meet some real need and put it in production.

And that’s sort of the major differences that we really want stuff to be useful to them and put into production so it really does demonstrate the value. And those are the types of contracts we have closed. So that was the major philosophical difference in how we approached things.

And then Sally you might comment a little more on the (unintelligible). We’re not going to comment on prospects or backlog at this point. Again we don’t want to get into having to report that every time we make a change to it. That’s sort of simpler that would leave it. Sally do you want to comment a little more on that?

Sally White:	Absolutely. (Jonathan) we get leads from a lot of various places. They visit our web site, they call us, they read about us, we get referrals. So the sales team, we follow up on all the leads to sort of get a sense of what they’re looking at, maybe comparative technologies, and, you know, let them know about our SOA compliant technology that has (AJAX) built in.

And usually they’re sufficiently interested where they’d like a demonstration or discuss the technology further. And then we schedule a call or a webconference like that and then we do an application proposal call where we provide them with a proposal. So we’re always excited to get leads and we receive many including some leads from investors. Does that answer your question?

(Jonathan Can):	Okay. Somewhat, I guess I’m just kind of curious. I know you can’t comment on specific companies in the pipeline. I guess what I’m wondering also maybe this is already known, is like, you know, how many people do you have doing this? Are they located in just one area or all over the country?

You know, what kinds of companies are they calling on — small, medium, large, all of the above? You know, I guess I’m just trying to look for those sorts of answers as far as what sort of process is being done to bring in new business.

Robert Felton:	This is Bob. I think Sally sort of went through the process and that is we qualify a lead, you know, it’s the typical funnel, right? You get leads at the top, you qualify them, do they have budgets, do they have real projects, did you manage your support, is there real pain there. That’s a question I always ask — what’s your most painful situation.

And, you know, you get it qualified to where it’s real and then there’s this - the proposal call is really an important call because we’re - we really have top technical people on it looking at what do they need to accomplish and how would we go about it using our technology.

And that gets people interested into, I mean, and where you actually go web demo at that time and before then and then we get into the proposal call. So that process really sort of pushes people down through the funnel.

And it’s small, medium, or large. I mean, you know, small companies can have significant problems as well as large ones. But I would say that, you know, we have the whole range. And everything from, you know, hundreds of billion dollar companies to companies that are small. And it’s really the quality of what they want to do and how serious they are about it.

And then, you know, my job is to talk to their management and make sure that any questions their management would have would be answered. And the results are really the interest in hey, if this really works look at all the money it could save and sort of that discussion too. Sally, anything more that you want to add to that?

Sally White:	The other area of lead sources is our new Senior Vice President of Sales (Bill Hodges). He supplies us with lots of leads that we’re following up on with some large companies and medium size companies as well.

(Jonathan Can):	Okay.

Sally White:	Okay? Thanks (Jonathan).

Coordinator:	Thank you. And now our next question comes from (David Hunt) of TenFold.

(David Hunt):	Yes Bob, I think there may be listeners that are curious about the functional differences between the personal TenFold and Enterprise TenFold. Could you mention if any of those differences exist or is it - is the personal TenFold full featured?

Robert Felton:	Thanks for that. Yeah, again we made a decision that rather than utilizing what we used to call Tsunami, a subset of the full power of Enterprise TenFold, that we would not do that anymore, that what we would do is release the complete release of TenFold. So the personal edition is nothing more than a complete TenFold, you know, on your laptop which runs just fine.

And the thing we’ve done is say that you can build an application for five people and without licensing a licensee, and if that’s your need then you go ahead and build that and use that. And our hope as we said is that as we begin to get more and more of a population of users out there and they see how powerful it is that we begin to build a cadre of people that really like it and are using it and that message gets out.

(David Hunt):	And is there a self contained database that comes with it or and can someone use their generated work on other applications - or other vendors?

Robert Felton:	I think as you know TenFold is again - is usable against any database that’s out there just about. It comes with a database you can use for the five person application for free. So you could build an application, use it, and not have to pay a cent for database or for Enterprise TenFold SOA. Of course our interest is that you want to build more bigger stuff and so you’ll come back to us for licenses.

(David Hunt):	Thank you Bob.

Coordinator:	Thank you. Once again participants, if you would like to ask a question simply press Star 1 on your phone keypad at this time. Thank you. And currently we are showing no questions registered.

Robert Felton:	All right well then we thank you all very, very much for attending. Thank you for your questions and we’re pleased to answer them here in this public forum so that everybody gets the same answer. And we’re looking forward to your support as we move this company ahead. Thanks so much. Bye now.

Coordinator:	Thank you participants. This does conclude today’s conference. You may disconnect at this time and everyone have a wonderful day.

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